Press Release #201526	FOR IMMEDIATE RELEASE	November 2, 2015

V-Love.CO At the Heels of Sexual Desire

VANCOUVER, BC – Enertopia Corporation (ENRT-OTCBB) (TOP-CSE) (the "Company" or "Enertopia") is pleased to announce its newly updated website, V-Love.co.

Through V-Love.co the V-LoveTM Team is dedicated to providing our community with education, health articles, product information, social engagements, blogs and the ability to buy directly online… For the latest on V-LoveTM and the V-LoveTM Team follow us on Twitter and Instagram @VLoveCanada and like us on Facebook at V-LoveTM Canada. Our hope is that those that visit our website feel confident and empowered.

V-LoveTM is pH balanced specifically for women as a moisturizer, personal lubricant and desire gel.

“We are very excited about the updated dynamic V-Love.co website as we are passionate and driven to provide only the best in alternative healthy lifestyle choices through our commitment to education and research. Through social outreach we are devoted to the efficient development of products to address the needs of individuals,” stated President Robert McAllister.

About Enertopia

The Company’s mission is to empower people with a better way of living through healthy lifestyle choices in helping you live your life your way. Our core values of honesty, integrity, and commitment help to define our corporate practices and demonstrate our dedication in helping individuals whether they are encountering health issues based on age, diet or have suffered a traumatic physical, mental or an emotional event.

Enertopia’s shares are quoted in Canada with symbol TOP and in the United States with symbol ENRT. For additional information, please visit www.enertopia.com or call Robert McAllister, the President: (250) 765-6412 This release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, potential and financing of its sexual creams and other items, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions that are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements., foreign exchange and other financial markets; changes of the interest rates on borrowings; hedging activities; changes in commodity prices; changes in the investments and exploration expenditure levels; litigation; legislation; environmental, judicial, regulatory, political and competitive developments in areas in which Enertopia Corporation operates. The User should refer to the risk disclosures set out in the periodic reports and other disclosure documents filed by Enertopia Corporation from time to time with regulatory authorities. There is no assurance that V-Love TM will have any meaningful impact on the Company or the Company will be able to obtain future financings or any other potential products will have any meaningful impact on the Company.

The CSE has not reviewed and does not accept responsibility for the adequacy or accuracy of this release